Exhibit 99.1
For More Information Contact:
Barbara Bolens (414) 438-6940 for investors
Carole Herbstreit (414) 438-6882 for media
For Immediate Release
Brady Corporation announces departure of Chief Financial Officer David Mathieson
MILWAUKEE (December 3, 2007) — Brady Corporation (NYSE:BRC) today announced that David Mathieson has resigned as chief financial officer of the company, effective December 31, 2007, to accept a position as chief financial officer of RSC Holdings Inc. (NYSE:RRR), located in Scottsdale, AZ. Mathieson, 53, joined Brady in 2001 as European finance director and has served as the company’s chief financial officer since December 2003. Brady President and CEO Frank M. Jaehnert will assume the additional duties of CFO until a successor is named.
     “David Mathieson has been an outstanding CFO and has played a significant role in Brady’s growth as well as in positioning Brady for the future,” said Jaehnert. “We are grateful for his leadership in building a strong finance function and for his role in implementing our strategic plan, and we wish him all the best in his new position.”
     “The decision to accept the opportunity presented by RSC and leave Brady was a difficult one, as Brady is a great company with very good prospects for the future. I have truly enjoyed my six years with the talented and dedicated professionals at Brady and I thank them for their past and present support as I move to the next phase of my career,” said Mathieson.
     The company will begin the search for a new chief financial officer immediately.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 8,600 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2007 sales were approximately $1.363 billion.
     More information is available on the Internet at www.bradycorp.com.
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